EXHIBIT 99.1

Press Release Dated August 3, 2016

Geron Corporation Reports Second Quarter 2016 Financial Results and Recent Events

Conference Call Scheduled for 4:30 p.m. EDT Today, August 3

MENLO PARK, Calif., August 3, 2016 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the three and six months ended June 30, 2016 and recent events.

For the second quarter of 2016, the company reported a net loss of $8.6 million, or $0.05 per share, compared to $9.4 million, or $0.06 per share, for the comparable 2015 period. Net loss for the first six months of 2016 was $17.5 million, or $0.11 per share, compared to $18.7 million, or $0.12 per share, for the comparable 2015 period. The company ended the second quarter of 2016 with $136.4 million in cash and investments and has not incurred any impairment charges on its marketable securities portfolio.

Revenues for the three and six months ended June 30, 2016 were $211,000 and $960,000, respectively, compared to $251,000 and $788,000 for the comparable 2015 periods. Revenues for the three and six month periods ending June 30, 2016 and 2015 included royalty and license fee revenues under various non-imetelstat license agreements.

Total operating expenses for the three and six months ended June 30, 2016 were $9.1 million and $18.9 million, respectively, compared to $9.7 million and $19.7 million for the comparable 2015 periods. Research and development expenses for the three and six months ended June 30, 2016 were $4.6 million and $9.6 million, respectively, compared to $4.8 million and $9.8 million for the comparable 2015 periods. General and administrative expenses for the three and six months ended June 30, 2016 were $4.5 million and $9.3 million, respectively, compared to $4.0 million and $8.6 million for the comparable 2015 periods. Operating expenses for the three and six months ended June 30, 2015 also included restructuring charges of $941,000 and $1.3 million, respectively, in connection with the company’s organizational resizing announced in March 2015.

The decrease in research and development expenses for the three and six month periods ending June 30, 2016, compared to the same periods in 2015, primarily reflects the net result of reduced personnel-related costs resulting from the March 2015 organizational resizing and lower costs for the manufacturing of imetelstat drug product, partially offset by higher costs for the company’s proportionate share of clinical development expenses under the imetelstat collaboration with Janssen Biotech, Inc. (Janssen). The company expects research and development expenses to increase during the remainder of the year as the clinical development of imetelstat continues in collaboration with Janssen. The increase in general and administrative expenses for the three and six month periods ending June 30, 2016, compared to the same periods in 2015, primarily reflects higher non-cash stock-based compensation expense and increased allocation of facilities and other overhead costs to general and administrative activities.

Interest and other income for the three and six months ended June 30, 2016 was $293,000 and $549,000, respectively, compared to $145,000 and $294,000 for the comparable 2015 periods. The increase in interest and other income for the three and six month periods ending June 30, 2016, compared to the same periods in 2015, primarily reflects higher yields on the company’s marketable securities portfolio.

Recent Company Events

In July 2016, three U.S. patents related to imetelstat were issued by the U.S. Patent and Trademark Office. U.S. 9,375,485 has claims covering the use of telomerase inhibitor compounds, including imetelstat, for alleviating at least one symptom of myelofibrosis or myelodysplastic syndromes, including chronic myelomonocytic leukemia, and is expected to remain in force until at least March 2033. U.S. 9,388,415 and U.S. 9,388,416 have claims covering methods for using imetelstat to inhibit the activity of telomerase and using imetelstat to inhibit cancer cell proliferation, as well as methods for using imetelstat to treat cancer, and are expected to remain in force until at least September 2024. These patents are related to Geron’s existing imetelstat composition of matter patent U.S. 7,494,982, which issued in 2009 and is expected to remain in force until at least December 2025. Further extension of patent terms may be available for regulatory review periods.

Geron’s portfolio of patents related to imetelstat and related products whose mechanism of action is telomerase inhibition have been licensed to Janssen under an exclusive worldwide license and collaboration agreement for all human disorders or medical conditions.

Conference Call

At 4:30 p.m. EDT on August 3, 2016, Geron’s management will host a conference call to discuss the company’s second quarter and year to date results as well as recent company events.

Participants can access the conference call live via telephone by dialing 877-303-9139 (U.S.); 760-536-5195 (international). The passcode is 50542873. A live audio-only webcast is also available at http://edge.media-server.com/m/p/dmhjza72/lan/en. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through September 2, 2016.

About Geron

Geron is a biopharmaceutical company supporting the clinical stage development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) expectations regarding the scope and duration of patent protection, as well as availability of extensions of patent term, for any of (a) U.S. 9,375,485 remaining in force until at least March 2033; (b) U.S. 7,494,982 remaining in force until at least December 2025, and (c) U.S. 9,388,415 and U.S. 9,388,416 remaining in force until at least September 2024; (ii) that the Company expects research and development expenses to increase in the second half of 2016 as the clinical development of imetelstat continues in collaboration with Janssen; and (iii) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) the uncertain, time-consuming and expensive product development and regulatory process, including whether Geron and Janssen will succeed in overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges to continue the development of imetelstat; (ii) regulatory authorities permitting the current clinical trials to continue to proceed; (iii) Janssen’s ability to enroll patients in a timely manner, or at all, in any of the current clinical trials of imetelstat; (iv) the ability of Geron and Janssen to protect and maintain intellectual property rights related to imetelstat; and (v) that U.S. 7,494,982, U.S. 9,375,485, U.S. 9,388,415 and U.S. 9,388,416 are not invalidated. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended June 30, 2016. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2016	2015	2016	2015
Revenues:
License fees and royalties	$211	$251	$960	$788

Operating expenses:
Research and development	4,575	4,812	9,608	9,799
Restructuring charges	—	941	—	1,347
General and administrative	4,547	3,977	9,340	8,577
Total operating expenses	9,122	9,730	18,948	19,723
Loss from operations	(8,911)	(9,479)	(17,988)	(18,935)

Unrealized gain on derivatives	—	—	—	16
Interest and other income	293	145	549	294
Interest and other expense	(19)	(22)	(40)	(46)
Net loss	$(8,637)	$(9,356)	$(17,479)	$(18,671)

Basic and diluted net loss per share:
Net loss per share	$(0.05)	$(0.06)	$(0.11)	$(0.12)
Shares used in computing net loss per share	158,998,931	158,066,910	158,947,485	157,807,239

CONDENSED BALANCE SHEETS

	June 30,	December 31,
(In thousands)	2016	2015
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$8,466	$21,515
Current marketable securities	102,402	92,524
Other current assets	834	1,853
Total current assets	111,702	115,892

Noncurrent marketable securities	25,523	32,661
Property and equipment, net	191	207
	$137,416	$148,760

Current liabilities	$7,111	$6,634
Stockholders’ equity	130,305	142,126
	$137,416	$148,760

Note 1:	Derived from audited financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2015.